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                                                                    EXHIBIT 10nn

May 4, 2001



Jeff Boyer
39850 Blue Star Hwy.
Covert, MI 49043


Dear Jeff,

This letter will confirm our offer of a position with Kmart Corporation as Executive Vice President, Chief Financial Officer effective May 7, 2001. In this position you will report to Chuck Conaway, Chairman of the Board and Chief Executive Officer. This offer and all terms outlined below are subject to approval by the Kmart Corporation Board of Directors.

We are offering you an initial base salary of $500,000, to be paid to you on a semi-monthly basis. Based on current practice, your base salary will be reviewed annually and adjusted, if appropriate, in May, 2002.

In addition to your base salary, you will be provided with the opportunity to earn an annual performance bonus. The actual bonus is based on Company financial performance relative to pre-established performance objectives. Your annualized target award for fiscal 2001 is $275,000. The annualized bonus award has an upside opportunity of $618,750. For 2001, your actual award under the plan will be prorated based on time on the job. However, we will guarantee a minimum bonus payment of $200,000 for fiscal 2001, provided you are employed with Kmart prior to January 30, 2002. If you terminate your employment with Kmart within twelve months of your bonus payment, you will be required to reimburse us the full $200,000.

Under current practice, each year, you will be granted non-qualified stock options under the long term incentive component of your compensation package. Initially (i.e., 2002) you will be granted stock options with an annualized target economic value of approximately $683,000. Under current practice, these stock options vest over a three-year period, at a rate of 1/3 per year of service.

You will also be eligible to participate in a Long Term Performance Incentive Plan tied to the company's achievement of both financial and non-financial strategic objectives. The performance period for the incentive plan spans eight quarters. Your target award opportunity for the 2001 - 2002 performance cycle is $170,800 with an upside potential of $256,200.

As an incentive to joining the Kmart Team we will provide you the following:

     o 120,000 non-qualified stock options. The stock options will cliff on the third anniversary of your date of hire. The strike price for these special stock options will be set at the fair market value on your date of hire.

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     o   Special one-time cash hiring incentive of $100,000. The hiring incentive will be paid to you within the first 7 days of your employment. If you terminate your employment with Kmart before your first anniversary, you will be required to reimburse us this hiring incentive.

     o Special Supplemental Executive Retirement Plan benefit (SSERP). The value of this benefit to you is up to 50% of your final average compensation.

As a member of the Executive Leadership Team, in exchange for you signing a comprehensive agreement (enclosed) covering confidentiality, non-competition and non-solicitation, you will also receive other special incentives that are detailed in the attached and outlined below:

     o Special one-time cash incentive of $500,000. This special incentive must be paid back in full if you terminate your employment with the company prior to January 31, 2004.

     o Restricted stock award on May 21, 2001 that is valued at $1,500,000. These shares will cliff vest on May 20, 2005.

     o Performance share opportunity of up to an additional 300,000 restricted shares. These shares are based on the achievement of corporate performance goals.

The company will relocate your household to Michigan. You are eligible for executive relocation benefits, outlined in the enclosed Relocation Policy. Kmart Corporation uses a third party professional to assist with the relocation process. Once this employment offer has been accepted, Relocation Partners will contact you directly with detailed information. The highlights are:

         o Kmart policy provides for temporary housing for a period of 90 days at full tax gross-up. Thereafter, we will review your situation on a month-to-month basis.

         o If you elect to purchase a home in Michigan prior to selling your current home, the Company will pay the lesser of the two mortgages for up to 6 months in order for you to avoid duplicate payments.

         o Kmart will assist with real estate commissions on the sale of your current home up to a maximum of 6% of sale price.

         o Kmart will reimburse up to 4% of the amount of the mortgage on your new residence. Allowable expenses covered include bank fees, attorney fees, mortgage processing, application fees, etc. up to the maximum of 4% of the loan.

         o    We will provide you a full-service household goods move.

         o You will be paid an incidental moving allowance of approximately $41,600 (less standard deductions) to provide cash for extraneous expenses related to your move.

         o Should a bridge loan be necessary to enable you to proceed with the purchase of a new home in Michigan until the closing on your current home is complete, the Company shall provide one to you, interest free, for up to 120 days. Thereafter, an interest rate of 7% per annum will be attached to the loan. The loan amount will not exceed the equity in your present home.



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You will be entitled to receive the standard benefits portfolio offering for
Kmart executives. The offering includes medical, dental, disability and 401(k) savings plans. The portfolio also includes life insurance. The company covers the cost of the Basic life insurance, which is equal to 1X your base salary (i.e., initially $500,000). Additional multiples for you and coverage for any eligible dependents may be purchased, as an option, under the group plan at your cost.

You will be eligible for 4 weeks of vacation for the remainder of fiscal 2001, and 4 weeks of vacation each fiscal year thereafter.

Finally, as a corporate officer of the Company, you are entitled to the following:

         o Evergreen severance agreement covering your base salary for 24 months in the event of involuntary termination.

         o    Personal tax and financial planning provided by AYCO.

         o    Annual Company paid physical examination.

         o Executive Supplemental Long Term Disability (LTD) which covers the difference between the basic LTD plan and 100% of pay for the first year and 70%, thereafter, up to age 65.

         o Opportunity for a company vehicle, per our discussion. This opportunity assumes that this new officer benefit is approved by our Board of Directors.

Jeff, I am very excited to have you join our team and look forward to working with you in the future. We would appreciate you signing and returning an original of this letter as confirmation of your acceptance of the position and your understanding of the compensation terms we have outlined. We have also attached a copy of the company's severance agreement for you to review. At the time you begin employment with Kmart an original will be given to you to sign and date.

Should you have any questions, please do not hesitate to give me a call.



Sincerely,                                  Accepted:



-----------------------------               -------------------------
David P. Rots                               Jeff Boyer




Employment at Kmart Corporation can be terminated by you or the Company at any time with or without cause; no representative of the Company other than the Executive Vice President, Chief Administration Officer, has the authority to enter into any agreement contrary to the following.

In the interest of safety and to promote a safe and productive work environment, Kmart Corporation conducts mandatory drug testing and this employment offer is contingent upon favorable results of such testing.